Exhibit 99.1

NXT-ID, INC. ANNOUNCES INVESTOR CALL TO DISCUSS THE FINANCIAL RESULTS FOR SECOND QUARTER AND YEAR TO DATE RESULTS ENDED JUNE 30, 2021

GSA Schedule Contract Awarded to NXT-ID

Oxford, Connecticut, August 17, 2021 – Nxt-ID, Inc. (NASDAQ: NXTD) (the “Company” or “Nxt-ID”), a provider of technology products and services for healthcare applications, announces financial results for the three months and six months ended June 30, 2021.

Second quarter results ended June 30, 2021 include:

●	Revenue for the second quarter was approximately $2.8 million, up 14% from the prior quarter and up 12% from the same quarter last year.

●	Gross profit for the second quarter was approximately $1.8 million, compared to approximately $1.6 million in the prior quarter and slightly favorable with the same quarter last year.

●	Operating expenses for the quarter were approximately $2.0 million, compared to approximately $2.3 million in the prior quarter and $1.9 million in the same quarter last year.

●	Operating loss for the second quarter was approximately $212,000. This compares to a loss of approximately $783,000 in the prior quarter and a loss of approximately $103,000 in the same quarter last year.

●	Net loss for the quarter was approximately $1.2 million or $0.02 per share, compared to a net loss of approximately $5.8 million or $0.12 per share in the prior quarter and a net loss of approximately $668,000 or $0.02 per share in the same quarter last year.

●	During the quarter ended June 30, 2021 the Company paid down term debt by an additional $4.5 million.

Six months results for the period ended June 30, 2021 include:

●	Revenue for the six-month period was approximately $5.2 million, down $1.0 million or 16% from last year.

●	Gross profit for the six-month period was approximately $3.4 million, down approximately $1.2 million or 27% from last year.

●	Operating expenses for the six-month period were approximately $4.4 million, up approximately $691,000 or 19% from the same period last year.

●	Operating loss for the six-month period was $1.0 million compared to operating income of $1.0 million during the same six months last year.

●	Net loss for the six-month period was approximately $6.9 million or $0.14 per share, compared to a net loss of approximately $280,000 or $0.01 in the prior year.

Subsequent Events:

●	On August 13, 2021 the Company closed a private preferred stock investment from institutional investors, raising an additional $4.0 million in working capital prior to expenses associated with the offering.

●	On August 16, 2021 the Company received written communication from the Nasdaq Hearings Panel that it had granted the Company’s request to continue to list on The Nasdaq Stock Market subject to the Company’s achieving certain milestones, including holding a shareholder meeting prior to October 15, 2021 and receiving shareholder approval by such date to effect a reverse split. If such approval is obtained on or prior to October 15, the Company will have to demonstrate compliance with the Nasdaq Rule 5550(a)(2), which will require the Company to maintain a minimum bid price of $1.00 per share over 10 consecutive trading days prior to November 1, 2021.

Ms. Chia-Lin Simmons stated, “I am excited to serve as the newly appointed CEO of Nxt-ID and work with a talented team of professionals.  We believe that there is an increased desire for connectivity and telehealth solutions during a time when healthcare costs are rising, and a shortage of labor exists in the healthcare industry.  COVID-19 has reminded us how technology can help empower all of us to help care for our family and friends.”

Ms. Simmons continued, “With this industry backdrop, Nxt-ID has the potential to expand into new customer segments and continue to be a trusted partner to our current customers.  In this respect we are pleased to announce that we have been awarded a U.S. General Services Administration Schedule Contract, providing us the ability to continue to serve our valued veterans as well as extend our products to other federal and state agencies.”

“We expect to be in a transition period for some time as we become fit for purpose. This includes establishing the right team and tools needed to leverage our intellectual property, assessing our existing product mix and continuing development of innovative solutions to meet specific needs.  I look forward to providing periodic updates on our progress,” concluded Ms. Simmons.

Investor Call and SEC Filing

Full financial results and Management’s Discussion and Analysis can be found in the Company’s Form 10-Q for the three and six months ended June 30, 2021, which was filed with the Securities and Exchange Commission (“SEC”) on August 16, 2021, and can be found at Inline XBRL Viewer (sec.gov) (sec.gov). The new management team, including CEO Chia-Lin Simmons and CFO Mark Archer, will host an investor call to discuss the financial results for the three and six months ended June 30, 2021 and update shareholders on general corporate developments. The call will commence on Thursday, August 19, 2021 at 11:00 AM (Pacific Time)/2:00 PM (Eastern Time). Shareholders, investors and interested parties wanting to participate in the webcast must use this link below to register prior to the event:

https://edge.media-server.com/mmc/p/ftdjo6vw

For those wishing to participate by telephone, please use the following dial-in credentials:

US/CANADA Participant Toll-Free Dial-In Number: (877) 644-5287

US/CANADA Participant International Dial-In Number: (281) 973-6282

Conference ID: 1558499

About Nxt-ID, Inc.

Nxt-ID, Inc. (NASDAQ: NXTD) provides technology products and services for healthcare applications. The Company has extensive experience in access control, biometric and behavior-metric identity verification, security and privacy, encryption and data protection, payments, miniaturization, sensor technologies and healthcare applications. Through its subsidiary, LogicMark LLC, Nxt-ID is a manufacturer and distributor of non-monitored and monitored personal emergency response systems sold through dealers/distributors and the United States Department of Veterans Affairs. Learn more about Nxt-ID at www.nxt-id.com. For Nxt-ID corporate information contact: info@nxt-id.com.

Forward-Looking Statements for Nxt-ID:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the availability of financing; the Company’s ability to implement its long range business plan for various applications of its technology; the Company’s ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company’s technology; the Company’s ability to maintain its Nasdaq listing for its common stock; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC.

Investor Relations Contact:

A. Pierre Dubois

Lightspeed IR/M for Nxt-ID

713-256-0661

pierre@lightspeedpr.com

Public Relations Contact:

Karen Blondell

Lightspeed PR/M for Nxt-ID

424-263-7371

karen@lightspeedpr.com

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